Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-168699 on Form S-3 of our report dated March 11, 2010, relating to the consolidated financial statements of PennyMac Mortgage Investment Trust, appearing in the Annual Report on Form 10-K of PennyMac Mortgage Investment Trust for the period from August 4, 2009 (commencement of operations) to December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Los Angeles, California
September 23, 2010